SUPPLEMENT DATED FEBRUARY 28, 2005
                               (TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2005
                                           TO PROSPECTUS DATED DECEMBER 1, 2004)


                                  $381,248,000
                                (Approximate)(1)

                    Asset-Backed Certificates, Series 2005-3

                          GSAA HOME EQUITY TRUST 2005-3
                                     Issuer
                          GS MORTGAGE SECURITIES CORP.
                                    Depositor
                             WELLS FARGO BANK, N.A.
                                    Servicer


         This is a supplement to the Prospectus Supplement dated February 18, 2005 (the "PROSPECTUS SUPPLEMENT") to the Prospectus dated December 1, 2004 relating to the GSAA Home Equity Trust 2005-3 Asset-Backed Certificates, Series 2005-3. Capitalized terms used but not defined in this supplement shall have the meanings given to them in the Prospectus Supplement.

         The table following the third paragraph under the heading "The Servicer--Wells Fargo Delinquency Experience" on page S-28 of the Prospectus Supplement is hereby deleted in its entirety and replaced with the following:

                       WELLS FARGO DELINQUENCY EXPERIENCE
                              SUBPRIME PORTFOLIO(1)
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                AS OF DECEMBER 31, 2002       AS OF DECEMBER 31, 2003         AS OF DECEMBER 31, 2004
                                -----------------------       -----------------------       --------------------------
                                              BY DOLLAR                     BY DOLLAR                        BY DOLLAR
                                 BY NO.         AMOUNT         BY NO.         AMOUNT         BY NO.            AMOUNT
                                OF LOANS       OF LOANS       OF LOANS       OF LOANS       OF LOANS          OF LOANS
                                --------       --------       --------       --------       --------          --------
Total Portfolio                   52,340     $ 6,415,015          94,737     $12,728,304         138,751     $19,841,648
                                  ======     ===========          ======     ===========         =======     ===========
Period of Delinquency (2)
   30 Days                         2,898     $   299,792           3,648     $   409,364           5,698     $   652,694
   60 Days                           782     $    82,751           1,007     $   105,760           1,680     $   188,234
   90 Days or more                 1,017     $    93,518           1,260     $   121,418           1,555     $   152,475
                                  ------     -----------          ------     -----------         -------     -----------
Total Delinquent Loans             4,697     $   476,061           5,915     $   636,542           8,933     $   993,403
                                  ======     ===========          ======     ===========         =======     ===========

Percent of Total Loans              8.97%           7.42%           6.24%           5.00%           6.44%           5.01%
Foreclosures (3)                   1,472     $   144,595           1,747     $   171,637           2,263     $   244,115
Foreclosures (4)                                    2.25%                           1.35%                           1.23%
REO                                  872     $    76,212             973          90,497           1,310     $   115,584
REO Ratio(5)                                         1.19%                          0.71%                           0.58%

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(1)  The reported levels of delinquencies, foreclosures and REO do not reflect the performance of a substantial number of non-performing assets which are regularly sold on a servicing-released basis from Wells Fargo's portfolio.
(2) The indicated periods of delinquency are based on the MBA method of calculating delinquency. The mortgage loan is considered delinquent for these purposes if the mortgage payment is not made by the last business day in the month in which it is due. A mortgage loan is no longer considered delinquent once foreclosure proceedings have commenced. The respective delinquency categories include delinquent mortgage loans for which the borrower is also in bankruptcy.
(3) Includes loans in the applicable portfolio for which foreclosure proceedings had been instituted as of the dates indicated.
(4) Foreclosure as a percentage of total loans in the applicable portfolio at the end of each period.
(5) REO as a percentage of total loans in the applicable portfolio at the end of each period.

                              GOLDMAN, SACHS & CO.